UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2016

Novanta Inc.

(Exact name of Registrant as Specified in Its Charter)

New Brunswick, Canada	001-35083	98-0110412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 266-5700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2016, the Board of Directors (the “Board”) of Novanta Inc. (“Novanta” or the “Company”) appointed Matthijs Glastra as Chief Executive Officer and a director of the Company, effective September 1, 2016 (the “Transition Date”). Mr. Glastra currently serves as Novanta’s Chief Operating Officer, and will succeed John Roush as Chief Executive Officer and a director of the Company.

Mr. Glastra was appointed the Company’s Chief Operating Officer on February 26, 2015.  Prior to that, he served as the Company’s Group President of Laser Products and Vision Technologies from March 1, 2014 to February 26, 2015, and as Group President of Laser Products from October 15, 2012 to March 1, 2014. Mr. Glastra joined the Company in 2012 after an 18-year career with Philips, a technology company, where he most recently served as Chief Executive Officer of Philips Entertainment Lighting. He previously served as Chief Operating Officer and Executive Vice President of Worldwide Operations of Philips Lumileds, and prior to that as general manager of various Philips business units, including Philips LCD Backlighting and Philips Semiconductors. The Company believes that, as Chief Executive Officer, Mr. Glastra is uniquely qualified for the position and that he will provide an insider’s perspective in Board discussions about the business and strategic direction of the Company.

On July 27, 2016, the Company entered into an employment agreement with Mr. Glastra (the “Glastra Employment Agreement”) pursuant to which Mr. Glastra will serve as the Chief Executive Officer and a member of the Board commencing on the Transition Date. The initial term of Mr. Glastra’s employment under the Glastra Employment Agreement will be a three-year period, with automatic extensions for successive one-year periods absent prior notice of non-renewal from either the Company or Mr. Glastra. In connection with his transition to the role of Chief Executive Officer, Mr. Glastra will relocate to the Company’s headquarters in Bedford Massachusetts and he will be reimbursed for the expenses related to his relocation, up to $200,000.

Mr. Glastra will receive an initial base salary of $500,000 per year, subject to review and upward adjustment by the Board in its sole discretion. In addition, beginning with respect to 2017, Mr. Glastra will be eligible to receive an annual performance-based cash bonus with a target bonus opportunity of 100% of his annual base salary, payable upon the attainment of individual and Company performance goals established by the Board in consultation with Mr. Glastra.  Mr. Glastra’s performance-based cash bonus opportunity for 2016 has not been modified by his employment agreement.

On August 2, 2016, the Company granted Mr. Glastra 80,000 restricted stock units (the “Promotion RSUs”). The Promotion RSUs will cliff vest on the fifth anniversary of the date of grant, subject to accelerated vesting upon a change in control and certain terminations of employment (as described below).  Further, beginning in 2017, Mr. Glastra will be entitled to receive an annual equity award with a grant date fair value equal to 200% of his base salary (such annual equity awards, collectively, the “Annual Equity Awards”).

If Mr. Glastra’s employment is terminated by the Company without Cause (as defined in the Glastra Employment Agreement) or by Mr. Glastra for Good Reason (as defined in the Glastra Employment Agreement), then the Company will (i) continue to pay his annual base salary for 18 months in accordance with the Company’s regular payroll practices (provided that if such termination occurs within 12 months after a change in control, then his annual base salary payments shall continue for 24 months), (ii) pay Mr. Glastra a pro rata portion of any performance-based cash bonus for the year of termination to which he would have been entitled had he remained employed by the Company (based on actual performance), (iii) cause a pro rata portion of the Promotion RSUs and any Annual Equity Awards subject to service-based vesting to become vested, and a pro rata portion of any Annual Equity Awards subject to performance-based vesting to remain outstanding and eligible to vest and/or be settled in shares based on actual Company performance; provided that if such termination occurs (a) while Mr. Glastra is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the Glastra Employment Agreement), then the Company will cause the Promotion RSUs, and all Annual Equity Awards subject to service-based vesting to be fully vested and all Annual Equity Awards subject to performance-based vesting will remain outstanding and eligible to vest and/or be settled in shares based on actual Company performance, and (b) within 12 months after a change in control, then the Company will cause all unvested equity awards held by Mr. Glastra to become vested, deeming for purposes of awards subject to performance-based vesting that the Company will attain “target” performance levels.

If Mr. Glastra’s employment is terminated due to death or by the Company due to Disability, then the Company will (i) pay Mr. Glastra a pro rata portion of any performance-based cash bonus for the year of termination to which he would have been entitled had he remained employed by the Company, and (ii) cause any unvested Promotion RSUs and Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested and/or be settled in shares in accordance with their terms based on actual Company performance.

Pursuant to his employment agreement, Mr. Glastra is also subject to customary restrictive covenants and confidentiality obligations.  Further, if any parachute payments paid to Mr. Glastra in connection with a change in control of the Company would result in excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, such payments will be reduced by the amount necessary so that the excise tax will not apply to the extent such reduction would result in a greater net after-tax benefit to Mr. Glastra.

In connection with Mr. Roush’s resignation as Chief Executive Officer, the Company entered into a separation agreement with Mr. Roush on July 27, 2016. Under the separation agreement, Mr. Roush will continue to serve as the Chief Executive Officer and a director of the Company through the Transition Date and then will provide advisory services to the Company for a period ending on or prior to December 31, 2016. Subject to his execution and non-revocation of a general release of claims and his compliance with applicable restrictive covenants, Mr. Roush will be entitled to receive the following payments and benefits under his separation agreement: (i) continued payment of his base salary for 18 months following the Transition Date; (ii) a prorated cash bonus for 2016 (based on actual performance), payable at the same time Mr. Roush would have been entitled to receive payment of such bonus had he remained employed by the Company; and (iii) prorated vesting of his outstanding equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Novanta Inc.
(Registrant)

Date: August 2, 2016	By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer